Exhibit 5.1

Wintergreen Acquisition Corp.

Room 8326, Block B, Hongxiang Cultural and Creative Industrial Park,

90 Jiukeshu West Road,

Tongzhou District, Beijing

People’s Republic of China

May 16, 2025

Re:	Registration Statement on Form S-1 (Commission File No. 333-286795)

Ladies and Gentlemen:

We are issuing this opinion in our capacity as special United States counsel to Wintergreen Acquisition Corp., a Cayman Islands exempted company (the “Company”), in connection with the preparation and filing by the Company with the U.S. Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-1, File No. 333-286795 (as amended, the “Registration Statement”).

The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the “Act”), of the offer and sale by the Company of up to 5,750,000 units of the Company (the “Units”), which includes 5,000,000 Units and an additional 750,000 Units that may be purchased by the underwriters upon full exercise of their over-allotment option (collectively, the “Units”), with each Unit consisting of one ordinary share, par value $0.0001 per share (the “Ordinary Shares”), of the Company and one right (each, a “Right”), each Right entitling the holder thereof to receive one-eighth (1/8) of one Ordinary Share upon consummation of the Company’s initial business combination.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act.

In rendering the opinions stated herein, we have examined and relied upon the following:

(a)	the Registration Statement;

(b)	the form of Underwriting Agreement (the “Underwriting Agreement”) proposed to be entered into by and between the Company and D. Boral Capital LLC, as representative of the underwriters (the “Underwriter”), relating to the sale by the Company of the Units, filed as Exhibit 1.1 to the Registration Statement;

(c)	the form of Unit Certificate, filed as Exhibit 4.1 to the Registration Statement;

(d)	the form of Rights Agreement (the “Rights Agreement”) proposed to be entered into by and between the Company and Transhare Corporation, as rights agent (the “Rights Agent”), filed as Exhibit 4.3 to the Registration Statement;

(e)	the form of Rights Certificate, filed as Exhibit 4.4 to the Registration Statement;

(f)	the form of the Amended and Restated Memorandum and Articles of Association of the Company (the “Charter”);

(g)	a certificate from Yongfang Yao, executive officer of the Company, dated the date hereof (the “Officer’s Certificate”), as to certain factual matters set forth therein; and

(h)	the form of resolutions of the Board of Directors of the Company relating to the issuance of the Units and Rights and the authorization of the Underwriting Agreement and the Rights Agreement

In addition, we have examined such other documents, records, certificates, resolutions, and other instruments as necessary or appropriate as a basis for the opinions set forth herein.

We have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies, and the authenticity of the originals of all documents submitted to us as copies. With respect to all matters of Cayman Islands law, we have relied, with your permission, exclusively upon the opinion of Ogier, special Cayman Islands counsel for the Company, dated May 16, 2025, being filed as Exhibit 5.2 to the Registration Statement (the “Cayman Islands Legal Opinion”). In addition, with respect to the Company’s existence, we have relied in part upon the Officers Certificate.

We do not express any opinion herein concerning any law other than the law of the State of New York.

Based upon the foregoing and subject to the qualifications, assumptions, and limitations stated herein, we are of the opinion that:

1.	When the Units are issued and delivered by the Company pursuant to the terms of the Underwriting Agreement against payment of the agreed-upon consideration therefor, the Units will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms under the laws of the State of New York.

2.

When the Rights included in the Units are issued and delivered by the Company pursuant to the terms of the Underwriting Agreement against payment of the agreed-upon consideration therefor, such Rights will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms under the laws of the State of New York.

Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, receivership, conservatorship, liquidation, moratorium, or other similar laws affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), including, without limitation, concepts of materiality, reasonableness, good faith, and fair dealing, and the possible unavailability of specific performance or injunctive relief, (iii) public policy considerations that may limit the rights of parties to obtain certain remedies, (iv) any requirement that a claim with respect to any security denominated in other than U.S. dollars (or a judgment denominated in other than U.S. dollars in respect of such claim) be converted into U.S. dollars at a rate of exchange prevailing on a date determined in accordance with applicable law, and (v) governmental authority to limit, delay, or prohibit the making of payments outside of the United States or in a foreign currency or currency unit. We advise you that issues addressed by this letter may be governed in whole or in part by other laws, but we express no opinion as to whether any relevant difference exists between the laws upon which our opinions are based and any other laws which may actually govern.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the prospectus forming part of the Registration Statement. In giving this consent, we do not thereby admit that we are experts within the meaning of Section 11 of the Act or that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Concord & Sage P.C.
Concord & Sage P.C.

Concord & Sage PC. Email: info@concordsage.com

1360 Valley Vista Dr, Suite 140, Diamond Bar CA 91765

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